Exhibit 99.1

FOR IMMEDIATE RELEASE

Arbor Rapha Capital Bioholdings Corp. I Announces the Separate Trading of its Shares of Class A
Common Stock and Redeemable Warrants Commencing December 20, 2021

NEW YORK, NY, December 17, 2021 — Arbor Rapha Capital Bioholodings Corp. I (NASDAQ: ARCKU) (the “Company”) today announced that, commencing December 20, 2021, holders of the units sold in the Company’s initial public offering of 17,250,000 units, including the issuance of 2,250,000 units as a result of the underwriter’s exercise of its option to purchase additional units in full, completed on November 2, 2021, may elect to separately trade the shares of Class A common stock and redeemable warrants included in the units. Those units not separated will continue to trade on The Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol “ARCKU,” and the shares of Class A common stock and redeemable warrants that are separated will trade on the Nasdaq under the symbols “ARCK” and “ARCKW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and redeemable warrants.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgeral & Co. acted as the sole book-running manager for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained for free from the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov or by contacting Cantor Fitzgeral & Co., Attention: Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Arbor Rapha Capital Bioholdings Corp. I

info@arcbiocorp.com

https://arcbiocorp.com/